For Immediate Release	Contact:	William Barrett President & CEO (920) 725-7000
Neenah Foundry Company Announces Termination of Tender Offer and Consent Solicitation Relating to 11% Senior Secured Notes due 2010
Neenah, WI — November 7, 2006
     Neenah Foundry Company (“Neenah” or the “Company”) today announced that it has terminated its cash tender offer and consent solicitation with respect to its 11% Senior Secured Notes due 2010 (the “Notes”). The tender offer and consent solicitation will not be completed because certain conditions to the Company’s obligation to consummate the tender offer and consent solicitation were not satisfied.
     As a result of the termination, the proposed amendments to the indenture pursuant to which the Notes were issued and to the related collateral documents for which consents were solicited will not become effective.
     All Notes that were tendered in the tender offer and consent solicitation will be returned promptly to the respective holders thereof without any action required on the part of the holders.
About Neenah Foundry Company
     Neenah Foundry Company manufactures and markets a wide range of iron castings and steel forgings for the heavy municipal market and selected segments of the industrial markets. Neenah is one of the largest independent foundry companies in the United States, with substantial market share in the municipal and various industrial markets for gray and ductile iron castings and forged steel products.
Forward-Looking Statements
     This press release may be viewed to contain forward-looking statements. These statements are based on Neenah Foundry Company’s current expectations and involve risks and uncertainties that could cause actual results and events to differ materially from those described in the statements. The Company can give no assurance that its expectations will prove to be correct. Factors that could cause the Company’s results and other developments to differ materially from current expectations include material disruptions to major industries served by the Company; developments affecting the valuation or prospects of the casting and forging industries generally or the Company in particular; and other factors described or referenced in the Company’s Form 10-K for the year ended September 30, 2005 or subsequent SEC filings. Unless required by law, the Company does not undertake any obligation to update any of its forward-looking statements.